UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 12B-25

                           NOTIFICATION OF LATE FILING
                                                    Commission File No. 0-21547
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(Check One:)  (X)  Form 10-KSB   (  ) Form 20-F    (  ) Form 11-K
              ( )  Form 10-QSB   (  ) Form N-SAR   (  ) Form N-CSR

                       For Period Ended: FEBRUARY 28, 2005

(  )  Transition Report on Form 10-K   (  )  Transition Report on Form 10-Q
(  )  Transition Report on Form 20-F   (  )  Transition Report on Form N-SAR
(  )  Transition Report on Form 11-K

           For the Transition Period Ended:
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Nothing  in this  form  shall be  construed  to imply  that the  Commission  has verified any information contained herein.
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If the notification  relates to a portion of the filing checked above,  identify the item(s) to which the notification relates:

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                                     PART I
                             REGISTRANT INFORMATION
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Full Name of Registrant:           Meisenheimer Capital, Inc.
Former Name if Applicable:
Address of Principal Executive Office
(STREET AND NUMBER):                      46 Quirk Road
City, state, and zip code                 Milford, Connecticut 06460
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                                     PART II
                             RULES 12B-25(B) AND (C)
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If the subject report could not be filed without  unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate) [X]

         (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

         (b) The subject annual report, semi-annual report, transition report on Form 10-KSB, Form 20-F, Form 11-K, Form N-SAR or Form N-CSR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-QSB, or portion thereof, will be filed on or before the fifth calendar day following the prescribed due date; and

         (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

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                                    PART III
                                    NARRATIVE
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State below in reasonable detail why Forms 10-KSB,  20-F, 11-K,  10-QSB,  N-SAR,
N-CSR, or the transition report or portion thereof, could not be filed within the prescribed time period.

         The Company will be delayed in the filing of its 10-KSB as the Company's auditors are still auditing the annual figures.

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                                     PART IV
                                OTHER INFORMATION
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         (1) Name and  telephone  number of person to  contact in regard to this notification

             Daniel T. Meisenheimer, III                          203-874-7946

         (2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s).

                                 (X) Yes ( ) No

         (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                ( ) Yes ( X ) No

         If  so,  attach  an  explanation  of  the  anticipated   change,   both
narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

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                           MEISENHEIMER CAPITAL, INC.
                           --------------------------
                  (Name of Registrant as Specified in Charter)


Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


Date:  May 31, 2005                   By:  /S/ DANIEL T. MEISENHEIMER, III
                                           -------------------------------
                                      Daniel T. Meisenheimer, III
                                    President


INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.


                                    ATTENTION
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   Intentional misstatements or omissions of fact constitute Federal criminal violations (see 18 U.S.C.1001)

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